J. ERIK FYRWALD

EMPLOYMENT LETTER AGREEMENT

PROSPECTUS

THIS DOCUMENT CONSTITUTES A PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 7, 2008.

J. ERIK FYRWALD

EMPLOYMENT LETTER AGREEMENT

Nalco Holding Company. (the “Company”) is a Delaware corporation, having its principal executive offices at 1601 West Diehl Road, Naperville, Illinois 60563-1198. This prospectus relates to 390,000 shares of common stock, par value $.01 per share, (the “Shares”) of the Company, which may be issued to J. Erik Fyrwald (“Fyrwald”) under the J. Erik Fyrwald Employment Letter Agreement dated February 22, 2008 (the “Plan”). The Shares will be issued directly to Fyrwald from the Company. The Shares are registered under Section 12(b) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE PLAN

The following description sets forth the material terms of the Plan, which is incorporated herein by reference.

General Information

The purpose of the Plan is to provide compensation and incentive to Fyrwald for taking the position of President and Chief Executive Officer of the Company and its affiliates. The Company expects that it will benefit from Fyrwald’s added interest in the welfare of the Company as a result of his equity interest in the Company.

The Plan is not subject to the United States Employee Retirement Income Security Act of 1974, as amended.

Administration

The Plan is administered by the compensation committee of the board of directors of the Company, which may delegate its duties and powers in whole or in part as it determines. Board members normally are nominated by the board of directors or the Company’s stockholders and elected by the Company’s stockholders for a three-year term. All directors will hold office until their successors are elected and qualified or until their earlier death, resignation or removal from office. The entire board or any individual director may be removed from office, prior to the expiration of his or her term of office, only in the manner and within the limitations provided by the Company’s certificate of incorporation, by-laws and the law of Delaware.

Additional information about the Plan and its administration may be obtained by contacting:

Compensation Committee

Nalco Holding Company

Attn: General Counsel

1601 West Diehl Road

Naperville, Illinois 60563-1198

(630) 305-1000

Eligibility and Grant

Effective February 28, 2008, the board of directors appointed Fyrwald as Chairman, Chief Executive Officer and President of the Company. Pursuant to the Plan, effective March 7, 2008 (“Grant Date”), Fyrwald will be granted the following stock awards: (i) 150,000 ten-year non-qualified stock options (“Grant A Options”); (ii) 200,000 restricted shares (“Restricted Shares”); and (iii) 40,000 stock options (“Grant B Options”).

A maximum of 200,000 Shares may be subject to awards under the Plan. No award may be granted under the Plan after the tenth anniversary of the effective date of the Plan, but awards theretofore granted may extent beyond that date.

Grant A Options

The Grant A Options consists of 150,000 stock options granted to Fyrwald with a term of ten years from the Grant Date. Fifty percent (50%) of the Grant A Options will vest on each of the third (3rd) and fourth (4th) anniversaries of the Grant Date. The Grant A Options will also vest upon a termination of Fyrwald by the Company without Cause, or a termination by Fyrwald for Good Reason as defined in the Severance Agreement effective February 28, 2008, between Fyrwald and the Company.

Grant B Options

The Grant B Options consists of 40,000 stock options granted to Fyrwald with a term of ten years from the Grant Date, and will vest over a four-year period. Twenty five percent (25%) of the Grant B Options will vest on each of December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011, subject to Fyrwald’s continuing employment on the applicable vesting date for each group of options. Any unvested Grant B Options on the date of employment termination shall be immediately cancelled. Vested Grant B Options held by Fyrwald may be exercised at any time during the 10-year period. Subject to Fyrwald’s continued employment, upon a Change of Control occurring prior to a vesting date, the compensation committee may, in its sole discretion, cause all un-vested Grant B Options to vest. Additional terms and conditions applicable to the Grant B Options shall be substantially similar to the terms and conditions applicable to the 2008 Stock Option Award pursuant to the Amended and Restated Nalco holding Company 2004 Stock Incentive Plan.

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Restricted Shares

The Restricted Shares grant consists of 200,000 restricted shares, which will vest fifty percent (50%) on each of the third (3rd) and fourth (4th) anniversaries of the Grant Date. The Restricted Shares will also vest upon a termination of Fyrwald by the Company without Cause, or a termination by Fyrwald for Good Reason as defined in the Severance Agreement effective February 28, 2008, between Fyrwald and the Company.

Transferability

Unless otherwise determined by the compensation committee, awards granted under the Plan are not transferable other than by will or by the laws of descent and distribution.

Restrictions on Resale

Participants who are not “affiliates” of the Company may from time to time sell or otherwise dispose of Shares received pursuant to the Plan or purchased upon the exercise of options. However, sales by “affiliates” of the Company (including certain officers and directors) must be made either pursuant to registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 144 thereunder or pursuant to another applicable exemption under the Securities Act. In addition, sales of Shares by participants who are subject to Section 16 of the Exchange Act may result in liability on the part of the participant for amounts measured by the excess of the sales prices over the purchase prices of shares purchased within six months before or after the sales.

United States Federal Income Tax Consequences of the Exercise of Options. Stock Appreciation Rights and Restricted Stock Units under the Plan

The following discussion of the United States federal income tax consequences relating to the Plan is based on present United States federal tax laws and regulations and does not purport to be a complete description of the United States federal income tax laws. Participants may also be subject to certain United States state and local taxes and non-United States taxes, which are not described below.

When a nonqualified stock option is granted, there are generally no income tax consequences for the option holder or the Company. When a nonqualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the exercise price. The Company is entitled to a deduction equal to the compensation recognized by the option holder.

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When a restricted stock unit is granted, there are generally no income tax consequences for the participant or the Company. Upon the payment to the participant of Shares in respect of restricted stock units, the participant recognizes compensation equal to the fair market value of the Shares received. The Company is entitled to a deduction equal to the compensation recognized by the participant.

A participant who is granted any other stock-based award will generally recognize, in the year of grant, compensation equal to the fair market value of the cash or other property received. If such other stock-based award is in the form of property that is subject to restrictions, the participant might not recognize compensation until the restrictions lapse, unless the participant makes an election to recognize compensation pursuant to Section 83(b) of the Code. The Company is entitled to a deduction in the same year equal to the compensation recognized by the participant.

The Plan as amended is intended to preserve the tax deductibility of certain awards under Section 162(m) of the Code and to comply with tax laws applicable to deferred compensation under Section 409A of the Code. Stock options and other stock-based awards to covered employees, generally employees with compensation in excess of $1,000,000.00, could be eligible to meet the requirements of qualified performance-based compensation and therefore not be subject to the deduction limitation under Section 162(m) of the Code. To the extent any award under the Plan results in the deferral of compensation for purposes of Section 409A of the Code, the Plan has been designed with the intent to satisfy the requirements of Code Section 409A. In the event the Plan fails to meet the requirements of Section 409A of the Code with respect to a particular award or payment to a participant, Section 409A requires that all of the participant’s deferred compensation under the Plan will immediately be includible in the participant’s gross income, and, regardless of the circumstances leading to the Plan’s failure to meet those requirements, the participant will be subject to additional tax and interest penalty.

The Plan is not qualified under Section 401 (a) of the Code.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company incorporates by reference into this prospectus the following documents or information filed with the United States Securities and Exchange Commission (the “Commission”), pursuant to the Exchange Act:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 28, 2007; and,

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(b)

The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-3, initially filed with the Commission on December 27, 2005 (Registration No. 333-130715).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the termination of the offering of securities described herein shall be deemed to be incorporated by reference in this document and be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request, a copy of any or all of the documents incorporated in this document by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates), as well as copies of all Annual Reports, Proxy Statements and other communications distributed to the Company’s shareholders generally. Requests for copies should be directed to Nalco Holding Company, Attention:

Nalco Holding Company

Attn: General Counsel

1601 West Diehl Road

Naperville, Illinois 60563-1198

(630) 305-1000

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